Exhibit 99.3

VASCO Data Security International, Inc.

Q2 2015 Earnings Conference Call

Edited Transcript

October 27, 2015

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc. - VP, Corporate Communications

Ken Hunt VASCO Data Security International Inc. - Chairman and CEO

Jan Valcke VASCO Data Security International Inc. - President and COO

Cliff Bown VASCO Data Security International Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Stan Berenshteyn Sidoti & Company - Analyst

Debra Fiakas Crystal Equity Research - Analyst

Fred Ziegel Topeka Capital Markets - Analyst

PRESENTATION

Operator

Welcome to the VASCO Data Security International Inc. Q3 2015 Earnings Conference Call.

(Operator Instructions)

I’d now like to turn the conference over to Mr. John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International Inc. - VP, Corporate Communications

Thank you, Operator. Greetings, everyone and thank you for joining the VASCO Data Security third quarter 2015 earnings conference call.

My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer; followed by Jan Valcke, our President and Chief Operating Officer and then Cliff Bown, our EVP and Chief Financial Officer. Following our prepared comments today, we will open the call for questions.

This afternoon after market closed, VASCO issued a press release announcing our results for our third quarter of 2015. To access a copy of that press release and other investor information, please visit our website.

Please note that statements made during this conference call that relate to future plans, events or performances including statements regarding expectations with respect to the company’s pending acquisition of Silanis are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects and similar words and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is October 27, 2015 and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reasons.

At this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, John. And thank you all for joining us on the call today.

I am very happy to share our results for our third quarter and first nine months of 2015. First of all, let me say that our third quarter was another very strong quarter for VASCO with revenue above $60 million for the fourth consecutive quarter.

Through the first nine months of 2015, we have delivered the highest revenue and operating income in the company’s history for the comparable period. There were important achievements in the quarter beyond our revenue performance including expanding the market acceptance of our DIGIPASS for Apps solution where we announced important new customers and have an encouraging number of proof of concepts.

We also made additional progress, building our pipeline for our core solutions and other technologies and we increased our cash and working capital balances to position VASCO for future growth.

We delivered revenue of $60 million for the third quarter of 2015, an increase of 14% over the same period in 2014. Revenue for the first nine months of 2015 was $190.6 million, an increase of 37% over the same period in 2014.

It is important to note that our revenue performance was impacted by the strengthening of the U.S. dollar against the euro. We estimate that the change in currency rates in 2015 compared to 2014 resulted in a decrease in revenue of approximately $2.5 million for the third quarter and $7.7 million for the first nine months of 2015.

Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our third quarter revenue as they did in the first two quarters of 2015.

Revenue for all other customers, excluding Rabobank, decreased by less than 5% for the first nine months of 2015 and would have increased by less than 5% if measured in constant dollars.

We believe VASCO’s third quarter and first nine months results demonstrate the escalating demand for our innovative and highly effective authentication and anti-fraud solutions.

A recent article in American Banker reported that expected increases in spending by banks in 2016 for security will be particularly intense with most banking executives forecasting jumps in budget allocations of at least 10%.

We believe that our expanding platform of anti-fraud solutions is well positioned to benefit from this increased spending.

During the third quarter we announced important wins for our mobile application security solution including new implementations of DIGIPASS for Apps at Sumitomo Mitsui Bank, KBC Bank Ireland and Jibun Bank.

We are further encouraged by important proof of concepts that we have currently running among our broad base of large financial institutions. DIGIPASS for Apps is a library of security functions for mobile applications that software developers, such as banks, can quickly integrate into their mobile application.

DIGIPASS for Apps supports multiple types of authentication and fraud detection including support for biometric authentication.

While our operating income for the third quarter of 2015 declined by 4% compared to 2014, it remained robust even with the impact of lower gross margins as a percentage of revenue resulting in an increased sales of card readers and increased general and administrative cost. Cliff will provide more details about these items later in his comments.

Even with our sales and perpetual licensing model, which results in a degree of lumpiness, we maintained operating income as a percent of revenue above 20% for the third quarter.

For the first nine months of 2015, our operating income as a percent of revenue increased to 23.8% up from 18.2% for the comparable period in 2014.

In addition to our DIGIPASS for Apps, I’m excited about our recent product introductions, which includes new products based on our Cronto technology our Trusted Digital Identity Platform and more recently IDENTIKEY Risk Manager.

IDENTIKEY Risk Manager is our newest anti-fraud solution and it delivers real-time multi channel fraud prevention capabilities that enable intelligent fraud detection while improving the customer experience.

IDENTIKEY Risk Managers sophisticated, machine intelligent engine, works in the background to provide real-time analysis and predictive capabilities that reduce exposure to fraud throughout the customer transaction life cycle.

With IDENTIKEY Risk Manager, Cronto, DIGIPASS for Apps, our Trusted Digital Identity Platform and VASCO’s traditional authentication and electronic signature products we offer one of the most comprehensive security product suites available.

We finished in the third quarter with a total of $184 million of cash, cash equivalents and short term investments an increase of $27 million and $46.6 million from the balances at the end of Q2 2015 and December 31, 2014, respectively. Working capital increased to $204.8 million from $191.9 million at the end of Q2 2015. The important thing is that we are not burning cash like many other companies in our industry.

Our strong performance and growing cash balance allow us to execute vigorously against our acquisition strategy. In addition to the Silanis acquisition, which we recently announced we continue to aggressively pursue other acquisition opportunities with similar characteristics.

We believe the Silanis acquisition will benefit VASCO in multiple ways. We will soon have one of the leading providers of electronic signature and document management solutions in our portfolio and a rapidly growing category. In their last Wave report from 2013 Forrester identified Silanis as one of the top providers for e-signature solutions along with DocuSign and Adobe.

We believe the addition of Silanis is a natural extension of our commitment to protect and facilitate online transactions via the web and mobile devices and that e-signature solutions will be in high demand within our customer base.

With Silanis’ current SaaS based revenue model, we expect to accelerate the percentage of our revenue that comes from a recurring revenue model and strengthen VASCOs revenue base in North America.

Our growth drivers remain solid. These include the growing need for enhanced protection against the increase in sophisticated hacking attacks, our expanding product portfolio of innovative authentication and antifraud solutions and emerging opportunities in new vertical markets beyond banking such as health care and e-government.

In conclusion, I want to thank VASCO’s thousands of customers and partners operating in a world made more dangerous from hacking attacks, who place their faith in VASCO to protect them and keep their online and mobile business operations and transaction secure.

I remain confident that we will be able to extend our revenue growth into the future and continue to deliver results that will please investors.

At this time, I would like to introduce Jan Valcke, VASCOs President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Thank you, Ken. As Ken shared we are pleased that our strong sales performance has continued into the third quarter. For the third quarter and first nine months of 2015 we delivered increases in revenue of 19% and 45% in the banking segment of our business respectively compared to the same period in 2014.

The increase was driven primarily by the delivery of a significant amount of card readers using our Cronto technology to Rabobank. Revenue from the enterprise and application security segment declined by 14% and 2% for the third quarter and first nine months, respectively, compared to 2014.

We believe this is a result of the timing of new orders and we are optimistic about our opportunities in this segment. We continue to make important investments in expanding beyond the banking market.

Our vision of enabling citizens to use their government-issued ID to verify their identity for online applications is being realized with our program with Fedict, a division of the Belgium Government.

We’re also expanding our product offering in the healthcare market with our recent announcement of two new solutions. Our DIGIPASS GO 7 was validated as FIPS Level 2 compliant by the Federal National Institute of Standards and Technology also known as NIST.

DIGIPASS GO 7 now complies with the requirement for the Electronic Prescription of Controlled Substances. We also announced DIGIPASS Authentication for Hyperspace which is a plug-in for our family of server solutions that allows for easy integration with Epic Hyperspace, the leading provider of software for electronic health records.

Industry surveys indicate healthcare organizations are under increasing assault from hackers. We anticipate that recent high profile breaches in the healthcare segment will drive an increase in spending on security which could benefit VASCO. These are long-term initiatives and we expect it will take time for them to achieve traction.

We also remain committed to implementing the strategic increase in our investment in both our research and development and our sales and marketing areas previously communicated. We anticipate that future headcount numbers will reflect an increase in employees in these areas.

Our sales pipeline remains robust with important projects based on our newest solutions. We are pleased with the number of proof of concept that are being conducted with our Cronto-based and DIGIPASS mobile application security solutions.

We believe we are the only security provider in our segment to offer such a broad suite of products and solutions that can be used independently or together for the highest level of security. This is the most effective way to fight hacking attacks and fraud.

Our proven core authentication solutions VACMAN Controller and DIGIPASS authenticators provide a solid foundation for total security. The addition of Cronto technology with its high end QR code for visual authentication transaction signing and DIGIPASS for Apps comprehensive library of mobile security features provide additional layers of security for heightened protection.

Our newest offering, Identity Risk Manager, works in parallel with these solutions by providing an extra layer of security in the background across all channels to identify and stop fraud attempts in real-time.

These solutions can be used individually or in concert to form an integrated security platform for the most effective identification and mitigation of hacking attacks. This allows our customers to achieve their business goals of providing enhanced security and greater user convenience.

Thank you. And now I will return the call to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, Jan. At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

Thanks Ken. And welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter and first nine months of 2015 were $60 million and $190.6 million respectively. Ken also noted that revenues were negatively impacted by the strengthening of the U.S. dollar to the Euro and other foreign currencies and would have been $2.5 million and $7.7 million higher for the third quarter and first nine months of 2015, respectively, had the exchange rates in 2015 remain unchanged from exchange rates in the comparable periods of 2014.

As noted earlier by Jan, the mix of revenues in the third quarter and first nine months of 2015 was more heavily weighted to the banking market. Revenues from the banking market were 88% of our total revenue in both the third quarter and first nine months of 2015 compared to 84% and 83% of our third quarter and first nine months of 2014, respectively.

The geographic distribution of our revenue for the first nine months of 2015 was approximately 70% from EMEA, 4% from the United States, 18% from Asia and the remaining 8% from other countries.

For the first nine months of 2014, 61% of our revenue was from EMEA, 6% was from the U.S., 24% from Asia, and 9% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Gross profit as a percentage of revenue or gross margin for the third quarter and first nine months of 2015 was approximately 60% and 59%, respectively, and compares to 68% and 66% for the third quarter in first nine months of 2014, respectively.

The decrease in gross margin for both the third quarter and first nine months of 2015 compared to the same periods in 2014 is primarily related to a decline in the gross margins from hardware products sold in the banking market, the unfavorable impact of the strengthening of the U.S. dollar to the euro and unfavorable mix of products sold with revenues from the enterprise and application security market decreasing as a percentage of our total revenue and a decline in non-hardware revenue as a percentage of our total revenue.

The decline in gross margins on product sold to the banking market primarily reflected an increase in the percentage of our revenue that came from card readers. For the third quarter and first nine months of 2015 approximately 35% and 40%, respectively, of our total revenue came from the sale of card readers.

For the third quarter and first nine months of 2014, approximately 12% and 17%, respectively, of our total revenue came from the sale of card readers. Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware related margins due to the competitive pricing pressure.

The unfavorable impact on gross margin of the strengthening of the U.S. dollar to the euro reflects the fact that the majority of our inventory purchases are denominated in U.S. dollars, while our sales are denominated in various currencies including the euro.

As the U.S. dollar strengthen against the euro in the third quarter and first nine months of 2015 compared to the comparable periods of 2014, revenue from sales made in euro’s decreased as measured in U.S. dollars without a corresponding change in the cost of goods sold.

Had the currency rates in 2015 been equal to rates in 2014, the gross profit margin would have been approximately 1.6 percentage points higher for both the third quarter and first nine months of 2015.

Revenue from the enterprise and application security market, which generally has margins that are 30 to 40 percentage points higher than the banking market, was 12% of our revenue for both the third quarter and first nine months of 2015 compared to 16% and 17% for the third quarter and first nine months of 2014, respectively.

Similarly, revenue from non-hardware products generally has margins that are 30 to 40 percentage points higher than our hardware products. The amount of revenue from our non-hardware products decreased 22% and 4% in the third quarter and first nine months of 2015 respectively compared to the comparable periods of 2014.

As a percentage of total revenue, non-hardware revenue was 21% and 20% in the third quarter and first nine months of 2015, respectively, compared to 31% and 29% of revenue in the third quarter and first nine months of 2014, respectively.

On a consolidated basis, our operating expenses for the third quarter and first nine months of 2015 were $22.8 million and $67.2 million, respectively. An increase of $1.1 million or 5% from the third quarter of 2014 and an increase of $0.1 million or less than 1% from the nine months ended September 30, 2014.

The increase in consolidated operating expenses for the third quarter of 2015 compared to the same periods of 2014 was primarily related to the benefit of the strengthening of the U.S. dollar to the euro and other foreign currencies, partially offset by increased long-term incentive compensation expenses and increased professional fees primarily legal expenses.

While our total operating expenses for the first nine months of 2015 were essentially flat with the operating expenses for 2014, the comparison primarily reflects changes in the same components as noted in the comparison of the third quarter of 2015 to the third quarter of 2014.

We estimate that the strengthening of the U.S. dollar to the euro and other foreign currencies reduced operating expenses by $2.4 million and $7.5 million in the third quarter and first nine months of 2015 compared to the same periods of 2014.

For the third quarter and first nine months of 2015, average headcount was 3% higher and 3% lower, respectively, than the same periods of 2014. As you may recall in 2014, we reduced headcount as we moved functions of the R&D facility in Brisbane, Australia to Vienna, Austria and we also reduced headcount in sales and marketing areas focused on enterprise and application security market to improve profitability.

For the third quarter and first nine months of 2015, operating expenses included $1.6 million and $4.1 million, respectively, of expense related to stock-based and long-term incentive plan compared to expense of $1 million and $2.4 million in the third quarter and first nine months of 2014, respectively.

By functional area in the first nine months of 2015 compared to the first nine months of 2014, our operating expenses decreased $3.8 million or 12% in sales and marketing and decreased $1.3 million or 9% in research and development, but were offset by an increase of $5.3 million or 32% in general and administrative expenses.

The decline in operating expenses for both sales and marketing and research and development was primarily due to the strengthening of the U.S. dollar compared to other foreign currencies.

The increase in general and administrative expenses, primarily reflected an increase in professional fees due in large part the legal fees associated with our previously disclosed internal investigation, related to the possible sale of our products by a distributor into Iran and due diligence expenses related to the announced acquisition of Silanis and an increase in long term incentive plan expense, partially offset by the benefit of the strengthening of the U.S. dollar to foreign currencies.

At September 30, 2015, we had 383 people worldwide with 183 in sales and marketing, customer support, 140 in research and development and 60 in general and administrative. The average headcount for the first nine months of 2015 was 11 persons or 3% lower than the average headcount for the first nine months of 2014.

Operating income for the third quarter of 2015 was $13.5 million, a decrease of $0.3 million or 3% from the $13.8 million reported in the third quarter of 2014 and for the first nine months, operating income was $45.3 million in 2015, an increase of $19.9 million or 78% from the $25.4 million reported in 2014.

Operating income as a percent of revenue or operating margin was 22% and 24% for the third quarter and first nine months of 2015, respectively. In 2014, our operating margins were 26% for the third quarter and 18% for the first nine months.

We reported income tax expense of $2.4 million for the third quarter and $6.8 million for the first nine months of 2015. The effective tax rate was 17% and 15% for the third quarter and first nine months of 2015, respectively.

For 2014, we reported income tax expense of $1.7 million for the third quarter and $3.5 million for the first nine months of 2014. The effective tax rate was 13% for the third quarter and 14% for the first nine months of 2014.

The increase in tax expense for the third quarter and first nine months is attributable to higher pretax income and an increase in the effective tax rate. The effective tax rates for both 2015 and 2014 reflect our estimate of our full year tax rate at the end of the third quarter in each period.

The change in the tax rate reflects a number of differences including, but not limited to, our estimates of full year pretax income at the end of the third quarter of each year, as well as the geographic distribution of where the income is earned.

Thank you for your attention. I’ll now turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, Cliff. As we previously announced, we’re very pleased that our search for a successor to Cliff was successful. Mark Hoyt has joined the company and will serve as Chief Financial Officer, Secretary and Treasurer commencing on the first day immediately following the filing of our Form 10-Q for the third quarter 2015.

Cliff will remain with VASCO in a consulting capacity through this planned retirement in May 2016.

At this time, I would like to highlight our guidance for 2015. VASCO is reaffirming its guidance for revenue and increasing its guidance for operating margins for the full year 2015 as follows.

Revenue is expected to be in the range of $230 million to $240 million, and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 21% to 23%, an increase from the range communicated previously of 19% to 22%.

This concludes our presentations today and we’ll now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) And our first question comes from the line of Joe Maxa with Dougherty & Co. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Thank you. Good afternoon.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Hi Joe.

Joe Maxa - Dougherty & Company - Analyst

Couple of questions. So first on the pipeline, just want to get little more color, it sounds like things are going pretty well with DIGIPASS for Apps, maybe I missed on the Cronto side as far as if you’ve mentioned hardware. Just wondering if you have success in those proof of concepts with other banks looking at the hardware device and where you see that going.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan, will you address that question please?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Yes, thank you Ken. So basically Joe the DIGIPASS for Apps is basically, the business is basically in the mobile banking and as you know mobile banking is an additional channel — is an additional application for VASCO.

So in most cases, the banks are using whatever device for consumer banking most of the time that’s a hardware product and they’re adding DIGIPASS for Apps for mobile banking. In his prepared remarks, Ken mentioned I believe three successes that we have got; KBC Ireland and two Japanese banks.

And I can assure you that there are a proof of concept going on for that product line, the same thing for Cronto. Cronto is successful in a couple of areas in a couple of regions where we see already successes also, but also we have also there a proof of concepts going up.

Joe Maxa - Dougherty & Company - Analyst

And you’re talking on the hardware specifically there?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Well, in some cases it’s hardware and software. In some cases the banks let the choice to the consumer if they want to have a hardware Cronto product or a DIGIPASS for Apps with Cronto tech.

Joe Maxa - Dougherty & Company - Analyst

Second question I have is on the guidance. Ken the range you gave us leaves a pretty big gap for Q4, I shouldn’t say gap, I should say range, $40 million to $50 million roughly. Just wondering if youre being conservative there or is there a big deal that needs to close to hit the high end of that range? Can you give us a little color on — thoughts on Q4?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Well yes, we are being conservative. That’s our nature and we saw no reason to expand the guidance for the revenue a small amount we just preferred to leave it as it was.

Joe Maxa - Dougherty & Company - Analyst

I see, all right. Thank you.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

You’re welcome.

Operator

Thank you. Our next question is from the line of Stan Berenshteyn with Sidoti & Company. Please go ahead.

Stan Berenshteyn - Sidoti & Company - Analyst

Hi, good afternoon. Thank you for taking my questions.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Sure. Hi Stan.

Stan Berenshteyn - Sidoti & Company - Analyst

Yes. So I just want to touch base on the DIGIPASS for Apps, I kind of wanted to get a better understanding of the economics. Maybe you can share with us the manner in which your clients get compensated? Is it a similar manner? Is it different?

And maybe you can also share with us what’s the sales opportunity on to the clients that you just announced?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan would you like to answer that. When you say clients Stan, are you talking about our customers or—

Stan Berenshteyn - Sidoti & Company - Analyst

So KBC and the two Japanese banks.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan would you answer that please.

Jan Valcke - VASCO Data Security International Inc. - President and COO

So on the first question, we’re selling on a perpetual way and also with DIGIPASS for Apps, we started to do that the same way basically saying to the market instead of having a hardware device; so much by device.

We also sold so much dollars by user license. A couple of months ago, we changed our business models and we proposed more and more term licenses being so much by year basically, that is what we’re offering today on the market. And if the customer wants to go perpetual then at the second phase we offer perpetual but so in the first place we are offering term licenses.

We have already got a couple of successes where basically term licenses are offered and accepted by the customer.

Now on the announcements of the Irish Bank and the two Japanese banks; first of all we’d like to say it’s sometimes more difficult to have a press release of a customer than to do business because we’re talking here about security and there are not so many customers that are accepting our offer to make a press release.

So, on this three typical customers we think there is very nice opportunity — the nicest thing, or on the technology side, because that bank is taking a whole set of bricks of building blocks over DIGIPASS for Apps and have that integrated in their mobile banking apps. So that’s I think is more important than the sales opportunity because again Ireland is not such a big country, sorry.

On the Japanese banks, interesting because retail banking, consumer banking on a traditional way or let’s say web banking, is now quite popular in Japan. Mobile banking is just starting. Worldwide I would say that the penetration, and I am talking here really worldwide there is big changes by country, but worldwide there is about 22%, 25% of the consumers that are using or that are doing retail banking are doing the same thing for mobile banking.

That means that, again, in some countries that’s a higher percentage; like in U.S. and other countries it’s a lower percentage. We should even say that Japan is even on the lower side today because mobile banking has just stated, so we see there also nice opportunities in that country.

Hope that answer your question.

Stan Berenshteyn - Sidoti & Company - Analyst

And just a follow-up for Cliff. You know, there is a large drawdown in inventory. Where do you see the sweet-spot for inventory going forward, is it going to be replenished anytime soon?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

Well, the drawdown in large part reflected the shipment of the Cronto devices to Rabobank. So what happened in the quarter is we shipped the final portion of the large order that came in, in September of last year and then we started to replenish some of that inventory for follow on orders from Rabobank.

So, on an ongoing basis I would expect that the inventory levels would stay about where they are now, maybe even slightly less as we move forward.

Stan Berenshteyn - Sidoti & Company - Analyst

Thank you.

Operator

Thank you. Our next question is from the line of Debra Fiakas with Crystal Equity Research. Please go ahead.

Debra Fiakas - Crystal Equity Research - Analyst

Thank you for taking my call. And I am posing these questions on behalf of Singular Research. I wanted to return to the topic of the guidance. You’ve given us some encouragement with increased guidance for operating margins, but I wondered if you could tell us what’s driving that, is it a change in the sales mix or is it savings at some cost level or at the operating level?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

I think it includes more clarity on where we are in the year. When we give guidance previously and maintained it more recently, I think we initially gave it in February, increased it in April, maintained it in July and now increased it again in October.

We got better visibility on exchange rates, we got better visibility into our hiring plans and we got better visibility into the gross margins. So, all of those are critical components into the operating margins and at this point with only three months to go, we’re comfortable increasing the rate even in the face of the increased general and administrative expenses.

Debra Fiakas - Crystal Equity Research - Analyst

And if I could just sneak in one more question. I noted the comments earlier by Jan regarding the healthcare sector and your interest in targeting customers there, and I wondered if you’re comfortable or believe that you need additional certification as to meeting standards, what might be missing, if anything, in standard certifications for your products, vis-^-vis, the healthcare sector?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan I’m not sure if I can give any great detail. I know in general in the healthcare industry, they love products that have been FIPS Certified and we have now one product the GO 7 that is FIPS Certified and I am sure we’re looking at others to add to our portfolio. Jan, do you have any greater insight into that?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Yes, what I would like to add is first of all healthcare is really a very regulated market. But what is also nice for VASCO is with its competence on standards is that is also a regulated market by country or at least by region. The standards in Europe are different than in the U.S. and that we have a team that are constantly looking at those standards another team in R&D that is adapting our products to those standards.

So, you’re right Ken that is we have now the first product the most dominant product for the market the GO 7 that can be sold to partners. We have also a plug-in software that makes us compatible with the most dominant vendor in the United States. So you can expect more of that in the next quarters.

Debra Fiakas - Crystal Equity Research - Analyst

OK. Thank you very much. I appreciate your comments.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

You’re welcome, Debra.

Operator

Thank you. Our next question is from the line of Fred Ziegel with Topeka Capital Markets. Please go ahead.

Fred Ziegel - Topeka Capital Markets - Analyst

Hi, guys how are you.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Yes good, good Fred.

Fred Ziegel - Topeka Capital Markets - Analyst

So, couple of things, just a follow on to Cliff’s comment did I understand you to say that certainly the bulk of, but not all of, the Rabobank business is behind us now? Is that correct?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

To clarify, what I said is the shipment of the initial order that we received in September of last year a little bit more than five million units was completed in the third quarter of this year. But in the third quarter this year we also received a follow-on order from Rabobank, a portion of which shipped in the third quarter and another portion, which will ship in the fourth quarter.

We really think, Fred, as we’ve talked many times before that that’s what happens with all of the big rollouts. They do the initial push to get out to a large percentage of the population and then they go into a mode that’s comparable or may be synonymous with more of a maintenance, but there is follow on orders for new customers product lost, expansion in their markets. So we’ve experienced both in this quarter the completion of the first large roll out and the follow-on order.

Fred Ziegel - Topeka Capital Markets - Analyst

So, do you have a sense of, I guess a couple of things, what might be the additional opportunity over and above the 5.4 million units we have known about for a while, and secondly, do you envision these follow-on orders to continue on into 2016?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan, would you answer that question? Not too openly, not too specifically.

Jan Valcke - VASCO Data Security International Inc. - President and COO

In general, like Cliff mentioned, after a big roll out there are always follow-on orders. Those follow orders are driven basically by two main or three main drivers. The first one is always the acquisition of the bank of, I should say static or customers that are still working on a paper-based way that they convince them to go electronically that’s a first thing.

The second thing is, a bank has always an acquisition of new customers. New customers, let’s say, students that are coming 18 years that have now the right to have their own account and that means that they need to also to operate electronically a DIGIPASS.

And thirdly, there are always new applications, the biggest one is of course the consumer banking followed by the mobile banking and from cash management applications, but there are also typical applications like retail banking, private banking some other smaller applications where our DIGIPASS are used.

So, its first of all, a normal evolution and the fourth one is of course there is always changes or customers that are losing their DIGIPASS. It’s broken because its most of the time, the most broken ones are because they go under the shower with their DIGIPASS. So, that are the typical ones that drive these new orders.

Fred Ziegel - Topeka Capital Markets - Analyst

What is the logic —

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Fred, if I can add just a couple of things, we’ve been describing our business as sustainable repeatable revenue. We’ve been doing that for long, long time and it’s indicative of the banks that every four to six years they decide to replace what they’ve had before and buy something new.

Rabobanks a very good example of that. HSBC was an example several years ago and so that’s just a normal course of our business and in fact in some cases some of the banks are starting to replace old outmoded approaches to security, like SMS and tan list.

Deutsche Bank mentioned, I don’t know two quarters ago, that they were replacing SMS text messages for one time passwords and Tan list which are printed sheets of paper where you take the password off this printed piece of paper.

So, there is all kinds of opportunities that continue and even when there is a rollout, there always seems to be this follow-on stream of orders for a number of different reasons such as what Jan just mentioned; it’s lost, there are new banking customers, etcetera.

So, that’s the good part of our business. It’s not as predictable as we would like, it is lumpy, and we were doing everything we can to move into term licenses, which become more predictable. The acquisition of Silanis is a big step forward to a more predictable business with their recurring revenue model.

Fred Ziegel - Topeka Capital Markets - Analyst

If I can ask a question switching gears a bit. What is the logic for being involved in application and enterprise security? It seems like that’s a part of the business that’s not gotten up the dime in a number of years. To the extent that you say yes you’ll continue to be involved there, what do you think you need to do there, to crank up the engine?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan why don’t you answer that question.

Jan Valcke - VASCO Data Security International Inc. - President and COO

We could split that business that enterprise security business in two parts; the first one being real enterprise security, where our DIGIPASS most of the time are add-ons on existing applications like the most common one is VPN.

We created there a brand name DIGIPASS for Pack, DIGIPASS for Cisco, Checkpoint, whatever. So, that is a product that goes to distributors and resellers and they have a small team who are serving those distributers so its box moving business there.

Now the nice thing of the business is that at least we’re getting new logos, we’re getting new customers, and the way we see it is that sometimes our direct sales people can go back to those customers and to propose our products for application security.

We struggled, to be honest, we struggled with that strategy several quarters, even several years due to the fact that the market was not always ready to use our products for larger applications outside the banks.

I believe that today and also with our trusted identity platform we see verticals coming where not only, we are delivering authentication products but also the identity. An example in the U.S. is the healthcare industry, and the healthcare industry decides our products. We need to also deliver identities that identities will get them from different or we can get them from different suppliers like Belgium that is our Federal Government who is doing that.

So, we believe that even if that market does not seem to be attractive that it is still a lead generation machine for us where we’re getting thousands of new customers every year in that market. Most of them are very small, but at least we’re getting those new logos and we’re getting more and more attraction then where we can deliver then beside authentication also our identity brokerage products.

Fred Ziegel - Topeka Capital Markets - Analyst

Last question for me. I’m obligated to ask you about - to Ken, what, if anything, can you share with us about high-level thoughts on 2016?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

High level thoughts on 2016. I guess the high level that I can give to you and I’ve done this over many different quarters, when activity is pre-forecast, in other words, it’s too early to really put a degree or percentage of competence as to whether or not it’s going to be a sale, what we look at our activities, projects that we know that are coming forward.

And so, we can say that in terms of activities, pipelines of things like that that 2016 is very strong compared to previous years, the two previous years. It still has to turn into — it’s almost like bread; you start with dough, you start heating it up, it’s half baked and then it becomes fully baked.

And it’s that continual process and I would say, and Jan you can jump in here too, I would say that 2016, 2017 we’re seeing the right kind of activities that will grow into forecastable business and into business. Jan, do you have any other comments?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Well, the comments that I can give here is that in the banking market it is very difficult to do a forecasting, let’s say exact forecasting due to all elements that play in that market, and of course we cannot coordinate or we cannot really influence the banks, convince them, to go faster.

Having said that, we see more and more attraction in our products in larger applications, be those applications outside the banking market. Like I said already, in some cases, in most of the cases, it’s not only about the application, but it’s also delivering an identity.

I gave you couple of them; healthcare where the identity; you can imagine; is a proven identity is very important. Lotteries you need to prove that you’re older than 18 years; in some eCommerce applications.

So, we see more and more traction, more and more openings for VASCO in those vertical markets and that will be for ‘16 and ‘17, one of the areas where I believe you will have at least some successes and it will be easier to forecast those markets.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

By the way, when Jan talks about identities he is talking about verified identities, identities that can be relied upon by companies in the lotto as Jan was saying that the gambler has to be 21 years of age older. And there are a number of different applications where a verified identity is very important and very valuable.

Fred Ziegel - Topeka Capital Markets - Analyst

OK. Thanks.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

You’re welcome, Fred.

Operator

Thank you. Our next question is a follow-up question from the line of Joe Maxa with Dougherty & Company. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Yes just a couple of housekeeping I think for Cliff. Cliff obviously cash grew nicely in the quarter, what was the cash generation from operations?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

The majority of the increase in cash from $157 million to $184 million would have been from normal operations.

Joe Maxa - Dougherty & Company - Analyst

OK.

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

As defined under GAAP, I’m not sure if you’re looking for the amount that comes in through our operating income as opposed to amounts that are converted from other working capital items.

Joe Maxa - Dougherty & Company - Analyst

I just want to make sure there weren’t anything unusual, so that’s good enough.

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

OK.

Joe Maxa - Dougherty & Company - Analyst

The second thing was on the deferred revenue, looks like you went about a $1 million sequentially. Typically, I know Q3 has maybe gone down sequentially, is that a reflection of some of these term licenses signing?

Cliff Bown - VASCO Data Security International Inc. - EVP and CFO

It’s a reflection of some of the term licenses signing as well as the increasing percentage of our revenue that’s coming from the maintenance. As Jan said, while the enterprise and application security customer base has not grown to the same degree that we would like, we still have a strong maintenance flow there and as the new banks roll out the new products there is increasing maintenance streams on those.

So a combination of both the increase in deferred maintenance as well as some of the term licenses that Jan referenced.

Joe Maxa - Dougherty & Company - Analyst

Thank you.

Operator

Thank you. (Operator Instructions) And we appear to have no further questions.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Operator, thank you. Thanks everybody on the call. As always I want to particularly thank the VASCO people around the world for their professionalism and their dedication to the Company. Good evening, everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation